Exhibit 99.1

For Immediate Release

Danka Announces Next Phase of Vision 21 Reengineering Initiative

-Expands relationship with MCI to further reduce costs-

ST. PETERSBURG, FLORIDA (October 3, 2005) - Danka Business Systems PLC (NASDAQ: DANKY) today announced the next phase of its Vision 21 initiative by broadening its existing relationship with MCI, Inc. (NASDAQ: MCIP) in the United States. The agreement with MCI to outsource additional back office functions will enable Danka to further reduce costs, and improve business practices.

In July, Danka announced a five-year agreement to outsource the balance of its U.S. information technology (IT) operations to MCI, including core network services, IT operations and applications support, Wide Area Network, Local Area Network, IP services, servers, desktops and phone systems.

Under this phase of Danka’s Vision 21 initiative, MCI will provide managed, optimized back office and call center functions that will fully integrate with the existing U.S. information technology (IT) operations already outsourced to MCI. As part of this agreement, Danka will transition more than 250 employees to MCI and its application support provider Titan Technology Partners.

“This broadened agreement with MCI is designed to further streamline business operations and reduce call center costs,” said Todd Mavis, Danka’s Chief Executive Officer. “This is a logical next step in our efforts to create a more customer-centric platform, improve our business processes and provide key enablers to our Manage Print Services strategy.”

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.